WEINGARTEN REALTY INVESTORS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 3, 2007

To Our Shareholders:

You are invited to attend our annual meeting of shareholders that will be held at our corporate office located at 2600 Citadel Plaza Drive, Houston, Texas, on Thursday, May 3, 2007, at 9:00 a.m., Houston time. The purpose of the meeting is to vote on the following proposals:

Proposal 1: To elect eight trust managers to serve until their successors are elected and qualified.

Proposal 2: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Shareholders of record at the close of business on March 15, 2007 are entitled to notice of, and to vote at, the annual meeting. A proxy card and a copy of our annual report to shareholders for the fiscal year ended December 31, 2006 are enclosed with this notice of annual meeting and proxy statement.

Your vote is important. Accordingly, you are asked to vote, whether or not you plan to attend the annual meeting. You may vote by: (i) mail by marking, signing, dating and returning the accompanying proxy card in the postage-paid envelope we have provided, or returning it to Weingarten Realty Investors, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717, (ii) using the Internet at www.proxyvote.com, (iii) phone by calling 1-800-690-6903, or (iv) attending the annual meeting and voting in person. If you plan to attend the annual meeting to vote in person and your shares are registered with our transfer agent, Mellon Investor Services LLC, in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares.

By Order of the Board of Trust Managers,

M. Candace DuFour
Senior Vice President and Secretary
March 27, 2007
Houston, Texas

i

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 3, 2007

Weingarten Realty Investors
2600 Citadel Plaza Drive
Houston, Texas 77008

The board of trust managers is soliciting proxies to be used at the 2007 annual meeting of shareholders to be held at our corporate office located at 2600 Citadel Plaza Drive, Houston, Texas 77008, on Thursday, May 3, 2007, at 9:00 a.m., Houston time. This proxy statement, accompanying proxy card and annual report to shareholders for the fiscal year ended December 31, 2006 are first being mailed to shareholders on or about March 27, 2007. Although the annual report is being mailed to shareholders with this proxy statement, it does not constitute part of this proxy statement.

Who May Vote

Only shareholders of record at the close of business on March 15, 2007 are entitled to notice of, and to vote at, the annual meeting. As of March 15, 2007, we had 86,424,331 common shares of beneficial interest issued and outstanding. Each common shareholder of record on the record date is entitled to one vote on each matter properly brought before the annual meeting for each common share held.

In accordance with our amended and restated bylaws, a list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m. local time, at our principal executive offices listed above.

How You May Vote

You may vote using any of the following methods:

•
BY MAIL: Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Weingarten Realty Investors, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. The named proxies will vote your shares according to your directions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares in favor of proposals one and two.

•
BY INTERNET: Go to  www.proxyvote.comand use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 2, 2007. Have your proxy card in hand when you access the Web site and then follow the instructions.

•
BY PHONE: Call 1-800-690-6903 and use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2007. Have your proxy card in hand when you call and then follow the instructions.

•	BY ATTENDING THE ANNUAL MEETING IN PERSON:

You may revoke your proxy at any time before it is exercised by:

•	giving written notice of revocation to our Senior Vice President and Secretary, M. Candace DuFour, at Weingarten Realty Investors, P.O. Box 924133, Houston, Texas, 77292-4133;

•	timely delivering a properly executed, later-dated proxy; or

•	voting in person at the annual meeting.

Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If you hold common shares through any of our share purchase or savings plans, you will receive voting instructions. Please sign and return those instructions promptly to assure that your shares are represented at the annual meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, to be able to vote at the annual meeting. If no direction is given and the proxy is validly executed, the shares represented by the proxy will be voted in favor of proposal one and two. The persons authorized under the proxies will vote upon any other business that may properly come before the annual meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. We do not anticipate that any other matters will be raised at the annual meeting.

Quorum

The presence, in person or represented by proxy, of the holders of a majority (43,212,167 shares) of the common shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. However, if a quorum is not present at the annual meeting, the shareholders present in person or represented by proxy have the power to adjourn the annual meeting until a quorum is present or represented. Pursuant to our amended and restated bylaws, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum at the annual meeting. A broker “non-vote” occurs when a nominee holding common shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

The affirmative vote of the holders of a majority (43,212,167 shares) of the common shares present in person or represented by proxy is required to re-elect trust managers. Any trust manager who is currently on the board shall remain on the board, regardless of the number of votes he receives, unless he is replaced by a nominee who receives the requisite vote to become a new trust manager. All of the nominees for trust manager served as our trust managers in 2006. Abstentions and broker non-votes are not counted for purposes of the election of trust managers.

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority (43,212,167 shares) of the common shares represented in person or by proxy at the annual meeting and entitled to vote thereon in order to be approved.

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by us. Proxies may be solicited on our behalf by our trust managers, officers, employees or soliciting service in person, by telephone, facsimile or by other electronic means. In accordance with SEC regulations and the rules of the New York Stock Exchange (NYSE), we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in mailing proxies and proxy materials and soliciting proxies from the beneficial owners of our common shares.

PROPOSAL ONE

ELECTION OF TRUST MANAGERS

Pursuant to the Texas Real Estate Investment Trust Act, our amended and restated declaration of trust, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the board of trust managers. At the annual meeting, eight trust managers will be elected by the shareholders, each to serve until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement. Regardless of the number of votes each nominee receives, pursuant to the Texas Real Estate Investment Trust Act, each trust manager will continue to serve unless another nominee receives the affirmative vote of the holders of 66 2/3% of our outstanding common shares.

The persons named in the enclosed proxy will vote your shares as you specify on the enclosed proxy. If you return your properly executed proxy but fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below. The board of trust managers has proposed the following nominees for election as trust managers at the annual meeting. Each of the nominees is currently a member of the board of trust managers.

Nominees

Stanford Alexander, Chairman of the Board of Trust Managers since 2001. Chief Executive Officer from 1993 to December 2000. President and Chief Executive Officer from 1962 to 1993. Trust manager since 1956 and our employee since 1955. Age: 78

Andrew M. Alexander, trust manager since 1983. Chief Executive Officer since 2001. President since 1997. Executive Vice President/Asset Manager from 1993 to 1996 and President of Weingarten Realty Management Company since 1993. Senior Vice President/Asset Manager of Weingarten Realty Management Company from 1991 to 1993, and Vice President from 1990 to 1991 and, prior to our reorganization in 1984, Vice President from 1988 to 1990. Mr. Alexander has been our employee since 1978. He is a director of Academy Sports & Outdoors, Inc. Age: 50

James W. Crownover, trust manager since 2001. Since 1998, Mr. Crownover has managed his personal investments. Mr. Crownover completed a 30-year career with McKinsey & Company, Inc. in 1998 where he was managing director of its southwest practice and a member of the firm’s board of directors. He currently serves as a director on the boards of Chemtura Corporation (compensation committee member), FTI Consulting, Inc. (audit committee member), and Allied Waste Industries (audit committee member). Age: 63

Robert J. Cruikshank, trust manager since 1997. Since 1993, Mr. Cruikshank has managed his personal investments. Senior partner of Deloitte & Touche LLP from 1989 to 1993. He currently serves on the boards of Encysive Pharmaceuticals, Inc. (audit committee chairman) and MAXXAM, Inc. (audit committee member, compensation committee member). Age: 76

Melvin A. Dow, trust manager since 1984. Shareholder, Winstead P.C. (Formally Winstead, Sechrest & Minick P. C.) since August 2001. Chairman/Chief Executive Officer of Dow, Cogburn & Friedman, P.C. (which merged with Winstead, Sechrest & Minick P.C. in 2001) from 1995 to 2001. Age: 79

Stephen A. Lasher, trust manager since 1980. President of The GulfStar Group, Inc. since January 1991. Age: 59

Douglas W. Schnitzer, trust manager since 1984. Chairman/Chief Executive Officer of Senterra Real Estate Group, L.L.C. since 1994. Age: 50

Marc J. Shapiro, trust manager since 1985. Since 2003, Mr. Shapiro has served as a consultant to J. P. Morgan Chase & Co. as a non-executive Chairman of its Texas operations. Former Vice Chairman of J. P. Morgan Chase & Co. from 1997 through September, 2003. He served as Chairman and Chief Executive Officer of Chase Bank of Texas from January 1989 to 1997. He currently serves as a director of Kimberly-Clark Corporation (compensation committee chairman), Burlington Northern Santa Fe Corporation (audit committee member) and The Mexico Fund (audit committee member) . Age: 59

Andrew M. Alexander is the son of Stanford Alexander.

The governance committee will consider trust manager candidates nominated by shareholders. Recommendations, including the nominee’s name and an explanation of the nominee’s qualifications should be sent to M. Candace DuFour, Senior Vice President and Secretary, at P.O. Box 924133, Houston, Texas 77292-4133. The procedure for nominating a person for election as a trust manager is described under “Shareholder Proposals” on page 27.

The board of trust managers unanimously recommends that you vote FOR the election of trust managers as set forth in Proposal One.

Board Meetings and Committees

During fiscal 2006, the board of trust managers held five meetings. No trust manager attended less than 100% of the total number of board and committee meetings on which the trust manager served that were held while the trust manager was a member of the board or committee, as applicable. All of our trust managers are strongly encouraged to attend our annual meeting of shareholders. All of our trust managers attended our 2006 annual meeting of shareholders. The board’s current standing committees are as follows:

Name	Governance Committee	Audit Committee	Management Development & Compensation Committee	Executive Committee	Pricing Committee
Employee Trust Managers:
Stanford Alexander				X	X
Andrew M. Alexander				X (1)	X (1)
Non-Employee Trust Managers:
James W. Crownover	X	X (1)
Robert J. Cruikshank		X	X (1)	X
Melvin A. Dow				X
Stephen A. Lasher		X	X	X	X
Douglas Schnitzer	X
Marc J. Shapiro	X (1)		X
___________
(1) Chairman

Governance Committee

The governance committee has the responsibility to (1) oversee the nomination of individuals to the board, including the identification of individuals qualified to become board members and the recommendation of such nominees; (2) develop and recommend to the board a set of governance principles; and (3) oversee matters of governance to insure that the board is appropriately constituted and operated to meet its fiduciary obligations, including advising the board on matters of board organization, membership and function and committee structure and membership. The committee also recommends trust manager compensation and benefits. The governance committee will consider nominees made by shareholders. Shareholders should send nominations to the company’s Senior Vice President and Secretary, M. Candace DuFour. Any shareholder nominations proposed for consideration by the governance committee should include the nominee’s name and qualifications for board membership. The governance committee recommends to the board the slate of individuals to be presented for election as trust managers. The governance committee shall establish criteria for the selection of potential trust managers, taking into account the following desired attributes: ethics, leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge, and diversity of viewpoints. See “Shareholder Proposals” on page 27. The governance committee met four times in 2006.

Audit Committee

The audit committee assists the board in fulfilling its responsibilities for general oversight of (1) our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements; (2) our compliance with ethical policies contained in our code of conduct and ethics; (3) legal and regulatory requirements; (4) the independence, qualification and performance of our independent registered public accounting firm; (5) the performance of our internal audit function; and (6) risk assessment and risk management. The committee has the responsibility for selecting our independent registered public accounting firm and pre-approving audit and non-audit services. Among other things, the audit committee prepares the audit committee report for inclusion in the annual proxy statement; reviews the audit committee charter and the audit committee’s performance; approves the scope of the annual audit; and reviews our disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance. The audit committee also oversees investigations into complaints concerning financial matters. The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties. The audit committee met four times in 2006.

Management Development and Compensation Committee

The management development and compensation committee (1) discharges the board’s responsibilities to establish the compensation of our executives; (2) produces an annual report on executive compensation for inclusion in our annual proxy statement; (3) provides general oversight for our compensation structure, including our equity compensation plans and benefits programs; and (4) retains and approves the terms of the retention of any compensation consultant or other compensation experts. Other specific duties and responsibilities of the committee include reviewing the leadership development process; reviewing and approving objectives relative to executive officer compensation; approving employment agreements for executive officers; approving and amending our incentive compensation and share option programs (subject to shareholder approval if required); and annually evaluating its performance and its charter. The committee met four times in 2006.

Executive Committee

The executive committee has the authority to enter into transactions to acquire and dispose of real property, execute certain contracts and agreements, including, but not limited to, borrowing money and entering into financial derivative contracts, leases (as landlord or tenant) and construction contracts valued from $30 million up to $100 million. In February, 2007 the board amended the range from $30 million up to $100 million to $50 million up to $100 million. The committee was established by the board to approve these significant transactions. We have a detailed process that is followed for all of these transactions and the execution of unanimous consents for such transactions is the final documentation of such process. The executive committee did not meet in person during 2006, but conducted business by the execution of seven unanimous written consents during that year.

Pricing Committee

The pricing committee is authorized to exercise all the powers of the board of trust managers in connection with the offering, issuance and sale of our securities. The pricing committee did not meet in person during 2006, but conducted business by having one telephonic meeting during the year.

Corporate Governance

Independence of Trust Managers and Committee Members. Our board has determined that each of the following trust managers standing for re-election has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our trust manager independence standards, which reflect exactly NYSE Director Independence Standards, as currently in effect: Messrs. Crownover, Cruikshank, Lasher, Schnitzer and Shapiro. The board has determined that

Messrs. S. Alexander and A. Alexander are not independent trust managers within the meaning of the NYSE Director Independence Standards. Mr. Dow is considered independent under the NYSE Director Independence Standards, however due to the amount of legal work that Mr. Dow personally performs for his firm on the WRI account, the board of trust managers has elected to not consider him an independent director. Furthermore, the board has determined that each of the members of each of the governance, audit and management development and compensation committees has no material relationship with us (either directly as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning established by the NYSE.

Audit Committee Financial Expert. The board of trust managers has determined that Mr. Cruikshank meets the definition of audit committee financial expert promulgated by the Securities and Exchange Commission and is independent, as defined in the New York Stock Exchange Listing Standards.

Committee Charters and other Governance Materials. Our board has adopted (1) a governance committee charter, a management development and compensation committee charter and an audit committee charter; (2) standards of independence for our trust managers; (3) a code of conduct and ethics for all trust managers, officers and employees; and (4) corporate governance guidelines. Our governance committee charter, management development and compensation committee charter, audit committee charter, corporate governance guidelines and code of conduct and ethics are available on our Web site at www.weingarten.com. These materials are also available in print to any shareholder who requests them by submitting a request to Richard Summers, Vice President and Director of Investor Relations, 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008.

Communications with the Board. Individuals may communicate with the board by sending a letter to:

M. Candace DuFour
Senior Vice President and Secretary to the Board of Trust Managers
2600 Citadel Plaza Drive, Suite 300
Houston, Texas 77008

All trust managers have access to this correspondence. Communications that are intended specifically for non-management trust managers should be sent to the street address noted above, to the attention of the chairman of the Governance Committee. In accordance with instructions from the board, the secretary to the board reviews all correspondence, organizes the communications for review by the board, and posts communications to the full board or individual trust managers as appropriate.

Executive Sessions. Generally, executive sessions of non-employee trust managers are held at the end of each board meeting. In accordance with our Governance Policies, our independent trust managers will meet at least once per year in executive session. The chairman of the governance committee, currently Marc J. Shapiro, serves as chairman during the executive session. During 2006, our non-employee trust managers met two times in executive session.

Trust Manager Compensation Table

The following table provides compensation information for the one year period ended December 31, 2006 for each non-officer member of our board of trust managers.

Trust Manager Compensation for the Year Ended December 31, 2006

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

J. Murry Bowden (3)	$33,500	$62,695	$-	$-	$-	$-	$96,195
James W. Crownover	38,500	62,695	-	-	-	-	101,195
Robert J. Cruikshank	35,500	62,695	-	-	-	-	98,195
Melvin A. Dow	24,500	62,695	-	-	-	-	87,195
Stephen A. Lasher	35,250	62,695	-	-	-	-	97,945
Douglas W. Schnitzer	28,750	62,695	-	-	-	-	91,445
Marc J. Shapiro	34,500	62,695	-	-	-	-	97,195

___________________________

(1)
Prior to May 1, 2006, each non-employee trust manager received an annual retainer fee of $20,000. Additionally, each non-employee trust manager received $1,000 per meeting attended. As of May 1, 2006, the fee structure for trust manager compensation was adjusted to increase the annual retainer fee to $25,000 and to eliminate the meeting attendance fees. The audit committee chairman received $10,000 and each audit committee member received $5,000. The chairmen of all other committees received $6,000 and non-employee committee members received $4,000.

(2)
Each non-employee trust manager received an award of 1,400 restricted shares valued at $38.68 per share and 202 restricted shares valued at $42.29 per share. Restricted shares are deferred for a minimum of 5 years from the date of grant. Members of the executive and pricing committees receive no additional compensation for their services.

(3)
Mr. Bowden resigned on October 31, 2006 to avoid any potential future conflicts of interest as a result of future business dealings between The Hanover Company and us. Mr. Bowden is the founder, Chairman and Chief Executive Officer of The Hanover Company.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, three of our independent trust managers served on the management development and compensation committee. The committee members for 2006 were Messrs. Cruikshank, Lasher and Shapiro. No member of the management development and compensation committee has any interlocking relationship with any other company that requires disclosure under this heading.

Certain Transactions

Mr. Dow is a shareholder of Winstead P.C. (formerly Winstead, Secrest & Minick P. C.), a law firm that had a relationship with Weingarten during the 2006 fiscal year. Mr. Dow performs a significant amount of work for us. Payments made by us to Winstead P. C. for his work constituted less than 5% of the firm’s total revenue for 2006.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 2, 2007 by (1) each person known by us to own beneficially more than 5% of our outstanding common shares, (2) each current trust manager, (3) each named executive officer, and (4) all current trust managers and executive officers as a group. The number of shares beneficially owned by each entity, person, trust manager or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of April 3, 2007 (60 days after February 2, 2007) through the exercise of any share option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table. Unless otherwise noted in a footnote, the address of each person listed below is c/o Weingarten Realty Investors, 2600 Citadel Plaza Drive, Houston, Texas 77008.

Certain of the shares listed below are deemed to be owned beneficially by more than one shareholder under SEC rules.

Name	Amount and Nature of Beneficial Ownership		Percent of Class

Trust Managers and Executive Officers
Stanford Alexander	5,674,859	(1)	6.6%
Andrew M. Alexander	1,642,871	(2)	1.9%
James W. Crownover	13,459		*
Robert J. Cruikshank	8,659		*
Martin Debrovner	451,849	(3)	*
Melvin A. Dow	1,140,031	(4)	1.3%
Johnny Hendrix	71,117	(5)	*
Stephen A. Lasher	652,909	(6)	*
Stephen C. Richter	180,994	(7)	*
Douglas W. Schnitzer	1,423,214	(8)	1.7%
Marc J. Shapiro	39,934		*
All trust managers and executive officers as a group (11 persons)	9,964,860	(9)	11.5%
Five Percent Shareholders
Barclays Global Investors Japan Limited (10)	4,838,789		5.6%
The Vanguard Group, Inc. 23-1945930 (11)	4,284,873		5.0%
___________

* Beneficial ownership of less than 1% of the class is omitted.

(1)
Includes 887,618 shares held by various trusts for the benefit of Mr. Alexander’s children and 667,518 shares for which voting and investment power are shared with Andrew M. Alexander and Melvin A. Dow, also includes 98,571 shares that may be purchased by Mr. Alexander upon exercise of share options that are currently exercisable or that will become exercisable on or before April 3, 2007. Includes 1,038,805 shares held by two charitable foundations, over which shares Mr. Alexander and his wife Joan have voting and investment power.

(2)
Includes 667,518 shares over which Messrs. S. Alexander and Dow have shared voting and investment power, and 186,058 shares that Mr. A. Alexander may purchase upon the exercise of share options that will be exercisable on or before April 3, 2007. Also includes 56,250 shares held by a charitable foundation, over which shares Mr. A. Alexander and his wife Julie have voting and investment power. Of the total number of shares owned, 3,025 are pledged as security for Mr. A. Alexander.

(3)
Includes 106,644 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 3, 2007. Of the total number of shares owned, 21,000 shares are pledged as security for Mr. Debrovner.

(4)	Includes 667,518 shares over which Messrs. S. Alexander and A. Alexander have shared voting and investment power.

(5)	Includes 6,783 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 3, 2007.

(6)	Includes 112,500 shares held by trusts for the benefit of Mr. Lasher’s children, over which Mr. Lasher exercises voting and investment power.

(7)
Includes 7,818 shares held in trust for the benefit of Mr. Richter’s children, for which he has sole voting and investment power, and 62,565 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 3, 2007. Of the total number of shares owned, 9,100 shares are pledged as security for Mr. Richter.

(8)
Mr. Schnitzer owns 3,290 shares individually. With respect to the remaining shares beneficially owned, Mr. Schnitzer shares voting and investment power with Joan Weingarten Schnitzer under trusts for Joan Weingarten Schnitzer.

(9)	Includes 460,621 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 3, 2007.

(10)
Pursuant to information contained in a Schedule 13G filed by or on behalf of the beneficial owners with the SEC on January 23, 2007. The Schedule 13G lists the address of Barclays Global Investors Japan Limited, Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan.

(11)
Pursuant to information contained in a Schedule 13G filed by or on behalf of the beneficial owners with the SEC on February 14, 2007. The Schedule 13G lists the address of The Vanguard Group, Inc. 23-1945930, 100 Vanguard Blvd, Malvern, PA 19355.

We are pleased to report that management, employees, trust managers and their extended families own, in the aggregate, 14.2% of our outstanding common shares as of February 2, 2007, including any share options that will be exercisable on or before April 3, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our trust managers and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC and the NYSE. Executive officers, trust managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

Based solely upon a review of the reports furnished to us with respect to fiscal 2006, we believe that all SEC filing requirements applicable to our trust managers, executive officers and 10% beneficial owners were satisfied.

EXECUTIVE OFFICERS

No trust manager or executive officer was selected as a result of any arrangement or understanding between the trust manager or executive officer and any other person. All executive officers are elected annually by, and serve at the discretion of, the board of trust managers.

Our executive officers are as follows:

Name	Age	Position	Recent Business Experience

Stanford Alexander	78	Chairman of the Board	See “Election of Trust Managers”

Andrew M. Alexander	50	President and Chief Executive Officer	See “Election of Trust Managers”

Martin Debrovner	70	Vice Chairman	1997 to Present - Vice Chairman; 1993 to 1997 - President and Chief Operating Officer

Johnny Hendrix	49	Executive Vice President/ Asset Management	Appointed Executive Vice President, February 2005; 2001 to 2004 - Senior Vice President/Director of Leasing; 1998 to 2000 - Vice President/Associate Director of Leasing

Stephen C. Richter	52	Executive Vice President and Chief Financial Officer	Appointed Executive Vice President, February 2005; 2000 to 2004 - Senior Vice President and Chief Financial Officer; 1997 to 2000 - Senior Vice President and Treasurer

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The management development and compensation committee (for purposes of this analysis, the “Committee”) of the board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to our executive leadership team is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to members of the executive leadership team, including the named executive officers, are similar to those provided to other executive officers. Throughout this proxy statement, the individuals who served as President and Chief Executive Officer, Chairman, Vice Chairman, Executive Vice President and Chief Financial Officer and Executive Vice President/Asset Management during fiscal 2006, are referred to as the “named executive officers.”

Compensation Objectives and Philosophy

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and one that is designed to align executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided by us to our executives, including the named executive officers, should include both cash and share-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for our executive officers (which includes the named executive officers) and approves recommendations regarding equity awards for all of our other officers and employees.

Andrew M. Alexander, our Chief Executive Officer, annually reviews the performance of our Chief Financial Officer and our Executive Vice President/Asset Management. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual bonus and equity award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustment or award. Mr. Alexander also reviews the performance of our Chairman and our Vice Chairman with the Committee. The Committee establishes, in conjunction with Mr. Alexander, salary adjustments and annual bonus and equity award amounts for these two executive officers. The Committee reviews the performance of our Chief Executive Officer.

Peer Groups for Executive Compensation Purposes

In July 2006, the Committee retained FPL Associates, an outside executive compensation consulting firm, to assist it in considering compensation for its top three executive officers. The Company has not engaged FPL to perform any other consulting services. In September 2006, FPL provided the Committee with relevant market data to consider when making compensation decisions for our top three executive officers.

For executive compensation purposes, we compare our compensation programs to the compensation programs of our retail REIT peer group and our size-based REIT peer group. As of September 20, 2006, the date of FPL’s report to the Committee, the following REITs comprised our retail REIT peer group. The information provided from the various REITs was based on 2005 compensation data. Heritage Property Investment Trust, Inc. and Pan Pacific Retail Properties, Inc. were acquired by other companies in 2006 and are no longer public REITs.

CBL & Associates Properties, Inc.	Macerich Company
Developers Diversified Realty Corporation	New Plan Excel Realty Trust, Inc.
Equity One, Inc.	Pan Pacific Retail Properties, Inc.
Federal Realty Investment Trust	Pennsylvania Real Estate Investment Trust
Glimcher Realty Trust	Ramco-Gershenson Properties Trust
Heritage Property Investment Trust, Inc.	Regency Centers Corporation
Kimco Realty Corporation	Taubman Centers, Inc.

The retail REIT peer group had total capitalization ranging from approximately $1.4 billion to $13.5 billion, with a median of $5.1 billion. Our total capitalization at that time was $6.4 billion.

As of September 20, 2006, the following REITs comprised our size-based REIT peer group:

Brandywine Realty Trust	Health Care Property Investors, Inc.
BRE Properties, Inc.	Liberty Property Trust
Camden Property Trust	Mack-Cali Realty Corporation
CBL & Associates Properties, Inc.	Reckson Associates Realty Corporation
Colonial Properties Trust	Regency Centers Corporation
Crescent Real Estate Equities Company	Taubman Center, Inc.
Essex Property Trust, Inc.	Trizec Properties, Inc.
Federal Realty Investment Trust	United Dominion Realty Trust, Inc.
First Industrial Realty Trust, Inc.

The size-based REIT peer group had total capitalization ranging from $4.5 billion to $9.5 billion, with a median of $6.4 billion. Our total capitalization at that time was at the median.

The two most prevalent performance metrics applied to public real estate companies are total shareholder return (TSR) and funds from operations (FFO). We compared our TSR and FFO per share growth to those of the REITs in both of the peer groups. The median TSR for our REIT peer group and size-based REIT peer group (from January 1, 2006 to August 31, 2006) was 17.5% and 23.3%, respectively. Our TSR for the same period was 14.9%. The median FFO per share growth for our retail peer group and size-based REIT peer group was 4.9% and 5.8% (estimates for the full year 2006), respectively. Our FFO per share growth was 4.8%.

Total Compensation

In setting compensation for our executive officers, including our Chief Executive Officer, the Committee focuses on total annual compensation. For this purpose, total annual compensation consists of base salary, cash bonus at target levels of performance and long-term equity incentive compensation. In setting the total annual compensation of our executive officers, the Committee evaluates both market data provided by the compensation consultants and information on the performance of each executive officer for the prior year. In order to remain competitive in the marketplace for executive talent, the target levels for the total annual compensation of our executive officers, including our Chief Executive Officer, are set at or near the median of the peer group comparisons described above. In order to reinforce a “pay for performance” culture, targets for individual executive officers may be set above or below the median depending on the individual’s performance in prior years. The Committee believes that setting target levels at the median, permitting adjustments to targets based on past performance, and providing incentive compensation if they perform well, is consistent with the objectives of our compensation policies described above. In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a “pay for performance” culture.

Annual Cash Compensation

In order to stay competitive with other REITs in our peer groups, we pay our named executive officers commensurate with their experience and responsibilities. Cash compensation is divided between base salary and annual bonus.

Base Salary. Each of our named executive officers receives a base salary to compensate him for services performed during the year. When determining the base salary for each of our named executive officers, the Committee considers the market levels of similar positions at the peer group companies, through the data provided to them by FPL, the performance of the executive officer and the experience of the executive officer in his position. The base salaries of our named executive officers are established annually by the Committee. The named executive officers are eligible for annual increases in their base salaries as a result of individual performance, their salaries relative to market levels of our peer group and any added responsibility since the last salary increase. The base salaries paid to our named executive officers increased in 2006 and are set forth below in the “Executive Compensation -- Summary of Compensation Table” on page 18.

Annual Bonus. The Committee’s practice is to provide a significant portion of each named executive officer’s compensation in the form of an annual cash bonus. These annual bonuses are, for our top three executive officers, based 100% upon company performance objectives. This practice is consistent with our compensation objective of supporting a performance-based environment. Each year, the Committee sets for the named executive officers, the target bonus that may be awarded to those officers if the goals are achieved, which is based on a percentage of base salary. For 2006, the Committee established the following corporate level goals:

Goal	% of Company Goal	% Attained	Company Portion of Bonus
Increasing FFO	60%	79%	48%
Growth in Acquisitions and New Development	20%	193%	38%
Non-Core Asset Dispositions	10%	89%	9%
Implementation of Initiatives to Achieve Future Growth	10%	100%	10%

Total Company Bonus Percentage			105%

For the Chief Executive Officer, the Chairman and the Vice Chairman, 2006 performance was measured against our company-wide objectives. For all other named executive officers, 2006 performance was based 50% on company-wide performance and 50% on the achievement of goals for which the executive was responsible. The Committee makes an annual determination as to the appropriate split between company-wide and executive specific goals based on its assessment of the appropriate balance.

The Committee approved annual bonus payments to the named executive officers of 105% of the corporate level goals. Based on the assessment of the Chief Executive Officer of the performance of our Executive Vice President and Chief Financial Officer and Executive Vice President/Asset Management against their executive specific goals, the Committee approved payments to such officers at 110% of the individual targets. The annual bonuses paid to each of the named executive officers are set forth below in the “Executive Compensation -- Summary of Compensation Table.” For the purposes of disclosure in the Summary Compensation Table, the annual bonus is classified as non-equity incentive compensation because the payments are intended as an incentive for performance to occur during the year, in which the described performance targets that must be met for the bonus to be paid are communicated to the executive in advance and the outcome is substantially uncertain when the target is set.

Long-Term Equity Incentive Compensation. We award long-term equity incentive grants to our named executive officers as part of our overall compensation package. These awards are consistent with our policies of fostering a performance-based environment and aligning the interests of our senior management with the financial interests of our shareholders. When determining the amount of long-term equity incentive awards to be granted to our executives, the Committee considered, among other things, the following factors: our business performance, the responsibilities and performance of the executive, our share price performances, and other market factors, including the data provided by FPL. By using a mix of restricted share awards and share options, we are able to compensate executives for long-term service to the Company, through restricted share grants that vest evenly over five years, and for sustained increases in our share performance, through share options that vest in five equal annual installments. The Committee divides the long-term equity incentive compensation 50/50 between restricted share awards and share options. The aggregate value of the long-term incentive compensation granted is based on the performance-based goals described above under “Annual Bonus.” Because these grants are part of an annual compensation program designed to establish our total compensation, equity grants from prior years were not considered when setting our 2006 grants.

Restricted Share Awards. The Committee determines the number of restricted shares and the period and conditions for vesting. In 2006, the Committee awarded an aggregate of 33,178 restricted share awards to our named executive officers. Restricted share awards vest at a rate of 20% per year, beginning on the first anniversary of the stock grant. For purposes of the Summary Compensation Table, restricted share awards are classified as stock awards. Information regarding restricted shares granted to our named executive officers can be found below under “Executive Compensation - Grants of Plan-Based Awards Table” on page 20.

The named executive officers also receive dividends on restricted stock awards held by them at the same rate and on the same dates as dividends we paid to our stockholders. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock awards, the dividends received by our named executive officers are not included in the “Executive Compensation - Summary Compensation Table” on page 18.

Share Options. The Committee administers our equity plans. Our policies and option plans require options to be granted at an exercise price calculated as the average of the high and low stock price for the day on which the options are granted. In 2006, the Committee awarded share options for an aggregate of 331,029 common shares to our named executive officers. Share option awards vest at a rate of 20% per year, beginning on the first anniversary of the option grant. Information regarding share options granted to our named executive officers can be found below under “Executive Compensation - Grants of Plan-Based Awards Table” on page 20.

Retirement Benefits. We maintain two funded, tax-qualified, non-contributing defined benefit pension plans that cover certain employees, including our named executive officers. We also maintain a Supplemental Pension Plan that provides additional retirement benefits to company officers. The supplemental pension plan is unfunded and non-qualified. The benefits payable to our named executive officers under our pension and supplemental plans depends on the participants’ years of service under the particular plan and their monthly average earnings during five consecutive years, during the last 10 years, that would yield the highest average monthly compensation. For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see “Executive Compensation - Pension Benefits Table” on page 22.

We and the Committee believe that the retirement benefit and contribution plans described above are important parts of our compensation program. These plans assist us in retaining our senior executives. Additionally, these plans help encourage retention of our senior executives because their retirement benefits under these plans increase for each year of employment.

Perquisites and Other Personal Benefits. We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The named executive officers are provided tax gross-ups on 10 company gifted shares awarded to all associates, vehicle allowances and related reimbursements, and reimbursement of certain medical expenses. Mr. Debrovner, Mr. Richter and Mr. Hendrix are also provided tax planning services. We also maintain other executive benefits that we consider necessary in order to offer fully competitive opportunities to our executive officers. These include 401(k) retirement savings plans and employee stock purchase programs. Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

We have entered into severance agreements with two of our named executive officers, Mr. Hendrix and Mr. Richter, which provide severance payments under specified conditions within one year following a change in control. These severance agreements are described below under “Executive Compensation - Changes in Control Arrangements” on page 19. We believe these agreements help us to retain executives who are essential to our long-term success.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers. However, compensation that is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our shareholders is not subject to section 162(m). We have such a plan and may utilize it to mitigate the potential impact of section 162(m). We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect our net income. However, to the extent that compensation does not qualify for deduction under section 162(m) or under our short term incentive plan approved by shareholders to, among other things, mitigate the effects of section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the compensation committee's compensation policy and practices are not directly governed by section 162(m).

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, we began accounting for share-based payments to employees in accordance with the requirements of FASB Statement 123(R).

COMPENSATION COMMITTEE REPORT
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted,

Management Development and Compensation Committee
Robert J. Cruikshank, 2006 Chairman
Stephen A. Lasher
Marc J. Shapiro

The following tables provide information about compensation for our senior executive team which includes the required disclosures for our named executive officers.

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation for the three-year period ended December 31, 2006.
Summary Compensation Table

Name	Year	Salary	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Preferential Nonqualified Deferred Compensation Earnings ($)		All Other Compensation (2) ($)	Total ($)
Stanford Alexander	2006	$650,000	$-	$543,992	$570,393	$409,500	$119,959	(3)	$26,883	$2,320,727
Chairman	2005	625,000	-	103,878	57,709	375,000	137,988		21,858	1,321,433
	2004	600,000	-	96,908	25,909	417,500	141,944		22,031	1,304,292

Andrew M. Alexander	2006	675,000	-	202,981	235,020	531,600	672,691	(4)	33,374	2,350,666
President and Chief	2005	650,000	-	122,882	68,330	487,500	646,978		32,110	2,007,800
Executive Officer	2004	625,000	-	85,880	30,000	596,563	376,717		25,540	1,739,700

Martin Debrovner	2006	500,000	-	381,461	407,526	262,500	837,822	(5)	21,341	2,410,650
Vice Chairman	2005	475,000	-	72,873	40,441	237,500	708,698		19,890	1,554,402
	2004	450,000	-	75,743	17,727	288,500	515,967		22,359	1,370,296

Johnny L. Hendrix	2006	330,000	-	49,413	54,611	141,900	149,391	(6)	20,959	746,274
Executive Vice President/	2005	300,000	-	30,141	16,588	126,000	150,011		21,355	644,095
Asset Management	2004	285,000	-	66,086	7,609	150,335	109,046		33,485	651,561

Stephen C. Richter	2006	363,000	-	50,658	58,034	156,100	200,626	(7)	28,937	857,355
Executive Vice President/	2005	330,000	-	30,511	16,795	115,500	215,061		29,808	737,675
Chief Financial Officer	2004	315,000	-	84,252	7,703	125,213	148,432		30,950	711,550
________________________

(1)
Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” See Note 16 of the consolidated financial statements in the Company’s Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. Amounts disclosed above for option awards in 2006, 2005 and 2004 are not comparable due to the adoption of SFAS 123R in 2006. For 2006, the value of the option awards reflects all options vesting in 2006 including all prior year grants, as required under SFAS 123R and as recorded in the consolidated financial statements. For 2004 and 2005, the value of the option awards reflects the options that vested in the respective year for all grants made after 2004, as required under SFAS 123, and as recorded in the consolidated financial statements. The named executive officers also receive dividends on restricted stock awards held by them at the same rate and on the same dates as dividends we paid to our stockholders. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock awards, the dividends received by our named executive officers are not included in the Summary Compensation Table. The named executive officers received the following dividends on the restricted shares held by them in 2006: $33,933, $40,944, $23,914, $10,167, and $9,893, respectively.

(2)
All Other Compensation includes amounts paid on behalf of each named executive for taxes paid on 10 shares of gifted stock, personal usage of company provided vehicle, contributions to the tax qualified 401(k) plan, reimbursement for medical expenses paid by the executive, amounts paid for stock purchased through the Employee Stock Purchase Plan, personal tax services, and insurance premiums paid as part of the Group Term Life coverage, offered by us to our associates.

(3)
Includes an increase in account balance of $39,835 due to actuarial changes in years of service and compensation, and an increase of $80,124 in interest earned in the Weingarten Realty Retirement Plan.

(4)
Includes increase in account balance of $7,807 due to actuarial changes in years of service and compensation, and an increase of $13,069 in interest earned on the account balance for the Qualified Employee Cash Balance Plan. Also includes an increase in account balance of $498,752 due to actuarial changes in years of service and compensation, and an increase of $153,063 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(5)
Includes an increase in account balance of $38,431 due to actuarial changes in years of service and compensation, and an increase of $68,917 in interest earned in the Weingarten Realty Retirement Plan. Also includes an increase in account balance of $476,415 due to actuarial changes in years of service and compensation, and an increase of $254,059 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(6)
Includes an increase in account balance of $6,408 due to actuarial changes in years of service and compensation, and an increase of $8,185 in interest earned on the account balance for the Qualified Employee Cash Balance Plan. Also includes an increase in account balance of $98,042 due to actuarial changes in years of service and compensation, and an increase of $36,756 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(7)
Includes an increase in account balance of $7,910 due to actuarial changes in years of service and compensation, and an increase of $13,349 in interest earned on the account balance for the Qualified Employee Cash Balance Plan. Also includes an increase in account balance of $122,380 due to actuarial changes in years of service and compensation, and an increase of $56,987 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

The change in pension value and nonqualified deferred compensation earnings column reflects the aggregate increase in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit plans including supplemental plans and any above-market or preferential earnings on nonqualified deferred compensation. The aggregate increase in actuarial present value of the defined benefit plans is calculated based on the pension plan measurement dates used in the company’s audited financial statements. The aggregate increase in pension value for each named executive is due to actuarial changes in years of service, compensation, and plan changes; and interest earned on the account balance. For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see “Executive Compensation - Pension Benefits Table” on page 22.

The named executive officers’ non-qualified deferred compensation balances are maintained in investment account similar to those available to our associates through the 401(k) program, and therefore do not earn above-market or preferential rates.

Change In Control Arrangements

Messrs. S. Alexander, A. Alexander and M. Debrovner have not entered into change in control arrangements with us.

We have, however, entered into a severance and change in control agreement with each of Mr. Hendrix and Mr. Richter which becomes operative only upon a change in control. All other Vice Presidents have also entered into the same change in control agreement with us. A change in control is deemed to occur upon any one of five events: (1) we merge, consolidate or reorganize into or with another corporation or legal entity and we are not the surviving entity; (2) we sell or otherwise transfer 50% or more of our assets to one entity or in a series of related transactions; (3) any person or group acquires 25% or more of our then outstanding voting shares; (4) we file a report or proxy statement with the SEC disclosing that a change in control has occurred or will occur; or (5) if, during any 12-month period, trust managers at the beginning of the 12-month period cease to constitute a majority of the trust managers.

If Mr. Hendrix, Mr. Richter or any other Vice President is terminated under specified conditions within one year following a change in control, he will be entitled to a severance benefit in an amount equal to (1) 2.99 times his annualized base salary as of the first date constituting a change in control or, if greater, (2) 2.99 times his highest base salary in the five fiscal years preceding the first event constituting a change in control, plus, in either case, 2.99 times his targeted bonus for the fiscal year in which the first event constituting a change in control occurs. In addition, Mr. Hendrix, Mr. Richter or any other Vice President, as applicable, is entitled to receive an additional payment or payments to the extent the severance benefit is subject to the excise tax imposed by Section 4999 of the Code or any similar tax imposed by state or local law, or any penalties or interest with respect to the tax. Mr. Hendrix and Mr. Richter will also receive one year of employee benefits coverage substantially similar to what he received or was entitled to receive prior to the change in control.

As part of “All Other Compensation,” we are required to report any payments that were made to named executives due to a change in control and any amounts accrued by us for the benefit of the named executives relating to a change in control. There have been no payments, nor have there been any amounts accrued for the years presented in the above table.

The following table includes information concerning grants of plan based awards for the one year period ended December 31, 2006.

Grants of Plan-Based Awards

								All
								Other
								Stock	All Other			Grant
								Awards:	Option			Date
								Number	Awards:	Exercise	Close	Fair
		Estimated Possible Payments			Estimated Possible Payouts			of	Number of	or Base	Price	Value
		Under Non-Equity Incentive			Under Equity Incentive			Shares	Securities	Price of	of Stock	of
		Plan Awards			Plan Awards			of Stock	Underlying	Option	on Date	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	of	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh) (1)	Grant	Awards (2)
Stanford Alexander	1/31/2006	$-	$390,000	$-	-	-	-	-	-	$-	$-	$-
12/12/2006		-	-	-	-	-	-	7,905	-	-	-	375,488
12/12/2006		-	-	-	-	-	-	-	78,947	47.50	47.63	393,874

Andrew M. Alexander	1/31/2006	-	506,250	-	-	-	-	-	-	-	-	-
12/12/2006		-	-	-	-	-	-	13,168	-	-	-	625,480
12/12/2006		-	-	-	-	-	-	-	131,579	47.50	47.63	656,461
12/22/2006		-	-	-	-	-	-	1,098	-	-	-	50,014
12/22/2006		-	-	-	-	-	-	-	10,977	45.55	45.57	52,074

Martin Debrovner	1/31/2006	-	250,000	-	-	-	-	-	-	-	-	-
12/12/2006		-	-	-	-	-	-	5,536	-	-	-	262,960
12/12/2006		-	-	-	-	-	-	-	55,263	47.50	47.63	275,713

Johnny L. Hendrix	1/31/2006	-	132,000	-	-	-	-	-	-	-	-	-
12/12/2006		-	-	-	-	-	-	2,704	-	-	-	128,440
12/12/2006		-	-	-	-	-	-	-	26,942	47.50	47.63	134,416

Stephen C. Richter	1/31/2006	-	145,200	-	-	-	-	-	-	-	-	-
2/24/2006		-	-	-	-	-	-	25	-	-	-	1,006
12/12/2006		-	-	-	-	-	-	2,742	-	-	-	130,245
12/12/2006		-	-	-	-	-	-	-	27,321	47.50	47.63	136,307

(1)	We grant share options with an exercise price calculated as the average of the high and low stock price for the day on which the options are granted.
(2)
Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” See Note 16 of the consolidated financial statements in the Company’s Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

The Grants of Plan-Based Awards table sets forth information concerning grants of non-equity incentive plan awards, equity incentive plan awards and all other share and option awards during 2006. Estimated payouts under non-equity incentive plan awards include the target payout of the annual bonus. The payouts were established by the board for the named executive officers on January 31, 2006. When the targets were established and communicated to the named executive officers, no maximum payout was specified; however, amounts above the target payout may be paid if performance goals are exceeded. Specific criteria used to determine the target was set forth above in the “Compensation Discussion and Analysis - Annual Bonus”. As a result of exceeding the performance goals, bonuses in excess of the targets established in January 2006 were paid in December 2006 as set forth in the Summary Compensation Table.

Share awards and option awards granted to the named executives on December 12, 2006 and December 22, 2006 are classified as “All Other Stock Awards” and “All Other Option Awards” because the established performance targets set during the previous year had been met by December 31, 2006. Specific criteria used to determine performance targets and share and option awards was set forth above in the “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation”. The plans governing share option grants provide that the option price per share shall not be less than 100% of the market value per common share at the grant date. The term for any option is no more than 10 years from the date of grant. Options granted in 2006 become exercisable after one year in five equal annual installments of 20%. Shares were granted based on the average of the high low stock price for the day on which the options are granted. Share awards granted in 2006 vest after one year in five equal annual installments of 20%.

OUTSTANDING EQUITY AWARDS TABLE

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to the named executive officers as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Stanford Alexander	21,234	21,234	-	$18.9467	12/08/10
	12,498	25,004	-	21.7955	12/18/11
	10,416	31,251	-	24.5800	12/26/12
	47,394	31,598	-	30.0867	12/16/13
	23,382	35,073	-	39.7500	12/06/14
	17,379	69,519	-	37.4000	12/05/15
	-	78,947	-	47.5000	12/12/16
						22,242	$1,025,579

Andrew M. Alexander	38,637	22,803	-	$18.9467	12/08/10
	23,438	46,875	-	21.7955	12/18/11
	19,531	58,595	-	24.5800	12/26/12
	54,879	36,586	-	30.0867	12/16/13
	28,183	42,276	-	39.7500	12/06/14
	21,390	85,562	-	37.4000	12/05/15
	-	131,579	-	47.5000	12/12/16
	-	10,977	-	45.5550	12/22/16
						31,574	1,455,877

Martin Debrovner	17,614	17,616	-	$18.9467	12/08/10
	9,374	18,752	-	21.7955	12/18/11
	18,229	27,345	-	24.5800	12/26/12
	32,427	21,620	-	30.0867	12/16/13
	16,701	25,053	-	39.7500	12/06/14
	12,299	49,198	-	37.4000	12/05/15
	-	55,263	-	47.5000	12/12/16
						15,636	720,976

Johnny L. Hendrix	-	1,980	-	$17.9445	05/25/10
	6,636	3,318	-	18.9467	12/08/10
	4,907	9,667	-	21.7955	12/18/11
	4,513	13,543	-	24.5800	12/26/12
	4,640	9,281	-	30.0867	12/16/13
	3,301	9,903	-	39.7500	12/06/14
	5,125	20,503	-	37.4000	12/05/15
	-	26,942	-	47.5000	12/12/16
						6,877	317,098

Stephen C. Richter	3,962	1,980	-	$17.9445	05/25/10
	8,847	4,424	-	18.9467	12/08/10
	14,074	10,420	-	21.7955	12/18/11
	9,548	14,323	-	24.5800	12/26/12
	14,090	9,396	-	30.0867	12/16/13
	6,684	10,028	-	39.7500	12/06/14
	5,360	21,441	-	37.4000	12/05/15
	-	27,321	-	47.5000	12/12/16
						7,035	324,384

_______________________

(1)	Options granted in 2006 become exercisable after one year, in five equal installments of 20%.

OPTIONS EXERCISED AND STOCK VESTED

The following table sets forth certain information with respect to the options exercised by the named executive officers during the year ended December 31, 2006.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Stanford Alexander	44,150	$885,025	4,736	$221,999

Andrew M. Alexander	118,975	2,267,505	5,675	266,058

Martin Debrovner	26,992	474,620	3,327	155,973

Johnny L. Hendrix	21,178	278,995	1,384	64,877

Stephen C. Richter	24,211	540,729	1,418	66,475

PENSION BENEFITS TABLE

The following table sets forth information with respect to retirement and deferred compensation benefits of named executive officers.

Pension Benefits

Name / Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/06 ($)	Payments During 2006 ($)

Stanford Alexander
Weingarten Realty Retirement Plan	52	$1,443,977	$138,889

Andrew M. Alexander
Qualified Employee Retirement Plan	28	248,169	-
Non-Qualified Supplemental Executive Retirement Plan	28	2,692,661	-

Martin Debrovner
Weingarten Realty Retirement Plan	38	1,255,371	101,052
Non-Qualified Supplemental Executive Retirement Plan	38	4,117,932	-

Johnny L. Hendrix
Qualified Employee Retirement Plan	20	156,943	-
Non-Qualified Supplemental Executive Retirement Plan	20	624,885	-

Stephen C. Richter
Qualified Employee Retirement Plan	25	253,422	-
Non-Qualified Supplemental Executive Retirement Plan	25	939,194	-

The Weingarten Realty Retirement Plan is a non-contributory defined benefit pension plan providing annual retirement benefits to eligible grandfathered employees in specified compensation and years of service categories, assuming retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime. Benefits are not actuarially reduced where survivorship benefits are provided.

The non-contributory defined benefit pension plan converted to a cash balance retirement plan on April 1, 2002. A grandfathered participant will remain covered by the provisions of the plan prior to the conversion to the cash balance plan. A grandfathered participant is any participant born prior to January 1, 1952, who was hired prior to January 1, 1997, and was an active employee on April 1, 2002. The retirement plan pays benefits to grandfathered participants in the event of death, disability, retirement or other termination of employment after the employee meets certain vesting requirements (all grandfathered participants are 100% vested). The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to (i) 1.5% of average monthly compensation during five consecutive years, within the last ten years, which would yield the highest average monthly compensation multiplied by years of service rendered after age 21, minus (ii) 1.5% of the monthly social security benefits in effect on the date of retirement multiplied by years of service rendered after age 21 and after July 1, 1976 (not in excess of 33 1/3 years).

The Qualified Employee Retirement Plan is a non-contributory cash balance defined benefit retirement plan that covers all employees with no age or service minimum requirement. The cash balance plan pays benefits in the event of death (if married), retirement or termination of employment after the participant meets certain vesting requirements (generally 100% vested after five years of service). The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to the greater of (1) the monthly benefit that is actuarial equivalent of the cash balance account, or (2) the accrued monthly benefit under the prior plan as of January 1, 2002. The opening balance of a cash balance participant, who was an active participant in the plan on January 2, 2002 and was an active employee on April 1, 2002, is the actuarial equivalent present value of his frozen accrued benefit on January 1, 2002. Annual additions to each participant’s account include a service credit ranging from 3-5% of compensation, depending on years of service and an interest credits based on the ten-year US Treasury Bill rate.

The Non-Qualified Supplemental Executive Retirement Plan was established on September 1, 2002 as a separate and independent nonqualified supplemental retirement plan for officers. This unfunded plan provides benefits in excess of the statutory limits of our noncontributory cash balance retirement plan.

The assumptions used to develop the actuarial present value of the accumulated benefit obligation to each named executive officer were determined in accordance with SFAS No. 87, “Employers’ accounting for Pensions” as of the pension plan measurement date utilized in our audited financial statements for the year ended December 31, 2006.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information with respect to non-qualified deferred compensation benefits of the named executive officers.

Non-Qualified Deferred Compensation

Name	Executive Contributions in 2006 ($)		Registrant Contributions in 2006 ($)	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/06 ($)

Stanford Alexander	$-		$-	$322,955	$-	$2,704,245

Andrew M. Alexander	992,698	(1)	-	1,743,874	237,747	4,625,818

Martin Debrovner	311,203	(2)	-	278,548	-	3,513,836

Johnny L. Hendrix	134,315	(3)	-	515,263	-	2,422,443

Stephen C. Richter	305,875	(4)	-	571,127	14,016	2,255,221

____________________________

(1)
$48,000 of Mr. A. Alexander's contributions to the deferred compensation plan were considered part of his salary in the Summary Compensation Table. $265,800 of Mr. Alexander's contributions were considered part of his Non-Equity Incentive Plan Compensation in the Summary Compensation Table. $677,773 of Mr. Alexander's contributions were unvested share awards considered part Stock Awards compensation on the Summary Compensation Table.

(2)
$48,000 of Mr. Debrovner's contributions to the deferred compensation plan were considered part of his salary in the Summary Compensation Table. $262,485 of Mr. Debrovner's contributions were from unvested share awards considered part of “Stock Awards” compensation on the Summary Compensation Table.

(3)
$6,000 of Mr. Hendrix's contributions to the deferred compensation plan were considered part of his salary in the Summary Compensation Table. $127,965 of Mr. Hendrix's contributions were unvested share award considered part of “Stock Awards” compensation in the Summary Compensation Table.

(4)
$96,000 of Mr. Richter's contributions to the deferred compensation plan were considered part of his salary in the Summary Compensation Table. $78,050 of Mr. Richter's contributions were considered part of his total Non-Equity Incentive Plan Compensation in the Summary Compensation Table. $129,770 of Mr. Richter's contributions were from unvested share awards considered part of the “Stock Awards” compensation in the Summary Compensation Table.

We also have a deferred compensation plan for eligible employees allowing them to defer portions of their current cash or shared-based compensation. Employees may elect to defer up to 90% of base salary and annual bonus compensation, and up to 100% of restricted share awards and share options awards. Amounts deferred are reported as compensation expense in the year service is rendered and are deposited in a grantor trust. Cash deferrals are invested based on the employee’s investment selections from a mix of assets similar to the noncontributory cash balance retirement plan.

There are no above market or preferential earnings associated with the deferred compensation plan.

Report of the Audit Committee of the Board of Trust Managers

The audit committee is composed of three independent non-employee trust managers and operates under a written charter adopted by the board (a copy of which is available on our Web site). The board has determined that each committee member is independent within the meaning of the applicable NYSE listing standards currently in effect.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The committee’s responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm. The committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm. We held four meetings during fiscal 2006. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal audit function and our independent registered public accounting firm, Deloitte & Touche LLP. We discussed with Deloitte & Touche LLP the overall scope and plans for their audit. We met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2006 with management and Deloitte. We also discussed with management and Deloitte & Touche LLP the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. In addition, we reviewed and discussed our progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 regarding the audit of internal control over financial reporting.

In addition, the audit committee obtained from Deloitte & Touche LLP a formal written statement describing all relationships between Deloitte and the company that might bear on Deloitte independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to their independence. When considering Deloitte’s independence, we considered whether their provision of services to the company beyond those rendered in connection with their audit of our consolidated financial statements and reviews of our consolidated financial statements, including in its Quarterly Reports on Form 10-Q, was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte. The audit committee also discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards (SAS) No. 61, as amended, “Communication with Audit Committees,” SAS 99 “Consideration of Fraud in a Financial Statement Audit,” and SEC rules discussed in Final Release Nos. 33-8183 and 33-8183a.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of trust managers (and the board has approved) that the audited financial statements for the year ended December 31, 2006 be included in Weingarten’s Annual Report on Form 10-K. We have selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and have presented the selection to the shareholders for ratification.

The undersigned members of the audit committee have furnished this report to the board of trust managers.

Respectfully Submitted,

Audit Committee
James W. Crownover, 2006 Chairman
Robert J. Cruikshank
Stephen A. Lasher

PROPOSAL TWO
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2007. During fiscal 2006, Deloitte served as our independent registered public accounting firm and also provided certain tax and other audit related services. Deloitte, or its predecessors, has served as our independent registered public account firm for more than 30 years and is familiar with our affairs and financial procedures.

Principal Accounting Firm Fees

Aggregate fees billed to us by Deloitte for the fiscal years ended December 31, 2006 and 2005 are set forth below:

	2006	2005
	($ in thousands)

Audit Fees (a)	$1,445.2	$1,100.4
Audit-Related Fees (b)	11.6	-
Tax Fees (c)	314.7	405.7

Total	$1,771.5	$1,506.1

______________________

(a) Fees for audit services billed in 2006 consisted of: audit of the Company's annual financial statements, audit of the Company's internal control over financial reporting, reviews of the Company's quarterly financial statements, consents and other services related to Securities and Exchange Commission matters. Fees for audit services billed in 2005 consisted of: audit of the Company's annual financial statements, audit of the Company's internal control over financial reporting, reviews of the Company's quarterly financial statements, statutory and regulatory audits, consents and other services related to SEC matters.

(b) Fees for audit-related services billed in 2006 consisted of financial accounting and reporting consultations.

(c) Fees for tax services billed in 2006 and 2005 consisted of tax compliance and tax planning and advice. Fees for tax compliance services totaled $272,800 and $367,600 in 2006 and 2005, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of Federal, state and local income tax return assistance, research for technical advice regarding technical terminations and disguised sales, research for technical advice and analysis for the purpose of filing amended returns, assistance with 704(c) calculations and assistance with earnings and profits calculation and review.

Fees for tax planning and advice services totaled $41,900 and $38,100 in 2006 and 2005, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals, tax advice related to tax incentive financing plans, tax advice related to Internal Revenue Code §1031 reverse deferred exchanges, tax advice related to an intra-group restructuring, tax advice related to IRC §4981 and excise tax, tax advice related to equity and deferred compensation plans, tax advice related to convertible debt issuance and stock buy back transactions, and tax advice related to the Texas Margins Tax.

At its regularly scheduled and special meetings, the audit committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants. The audit committee has delegated to its chairman, an independent member of our board of trust managers, the authority to grant pre-approvals of non-audit services provided that any such pre-approval by the chairman shall be reported to the audit committee at its next scheduled meeting. However, pre-approval of non-audit services is not required if (i) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by us as non-audit services at the time of the engagement; and (iii) such services are promptly brought to the attention of the audit committee and, prior to completion of the audit, are approved by the audit committee or by one or more audit committee members who have been delegated authority to grant approvals.

The audit committee has considered whether the provision of these services is compatible with maintaining the independent accountants' independence and has determined that such services have not adversely affected Deloitte's independence.

Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

The board of trust managers unanimously recommends that you vote FOR the ratification of independent registered public accounting firm as set forth in Proposal Two. Proxies solicited by the board of trust managers will be so voted unless you specify otherwise in your proxy.

OTHER MATTERS

As of the mailing date of this proxy statement, the board of trust managers knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the annual meeting in the year 2008, and who wishes to have the proposal included in our proxy statement for that meeting, must deliver the proposal to our corporate secretary M. Candace DuFour, at P.O. Box 924133, Houston, Texas 77292-4133 by November 23, 2007. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

Any shareholder who intends to bring business to the annual meeting in the year 2008, but not include the proposal in our proxy statement, or to nominate a person to the board of trust managers, must give written notice to our corporate secretary, M. Candace DuFour, at P.O. Box 924133, Houston, Texas 77292-4133, by January 18, 2008.

ANNUAL REPORT

We have provided without charge a copy of the annual report to shareholders for fiscal year 2006 to each person being solicited by this proxy statement. Upon the request of any person being solicited by this proxy statement, we will provide without charge a copy of the annual report on Form 10-K as filed with the SEC (excluding exhibits, for which a reasonable, by first class mail, within one business day of receipt of request, charge shall be imposed). All requests should be directed to: M. Candace DuFour, Senior Vice President and Secretary at Weingarten Realty Investors, P.O. Box 924133, Houston, Texas 77292-4133. This information is also available via the Internet at our Web site (www.weingarten.com) and the EDGAR version of such report (with exhibits) is available at the SEC’s world wide Web site (www.sec.gov).

WEINGARTEN REALTY INVESTORS

2600 CITADEL PLAZA DRIVE
SUITE 300
HOUSTON, TX 77008

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Weingarten Realty Investors in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

PLEASE VOTE THIS PROXY CARD PROMPTLY, USING ONE OF THE METHODS DESCRIBED ABOVE.

THANK YOU.

→ 0000 0000 0000

NAME	
WEINGARTEN REALTY INVESTORS	123,456,789,012.12345
WEINGARTEN REALTY INVESTORS	123,456,789,012.12345
WEINGARTEN REALTY INVESTORS	123,456,789,012.12345
WEINGARTEN REALTY INVESTORS	123,456,789,012.12345
WEINGARTEN REALTY INVESTORS	123,456,789,012.12345
WEINGARTEN REALTY INVESTORS	123,456,789,012.12345
WEINGARTEN REALTY INVESTORS	123,456,789,012.12345
WEINGARTEN REALTY INVESTORS	123,456,789,012.12345

PAGE 2 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

WNGRT1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEINGARTEN REALTY INVESTORS

02 0000000000 214958324462

The Board of Trust Managers recommends a vote "FOR" proposals 1 and 2.

1. **Election of Trust Managers.**

		For All	Withhold All	For All Except
01) Stanford Alexander	05) Melvin A. Dow	☐	☐	☐
02) Andrew M. Alexander	06) Stephen A. Lasher			
03) James W. Crownover	07) Douglas W. Schnitzer			
04) Robert J. Cruikshank	08) Marc J. Shapiro			

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote On Proposal

	For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as Weingarten's independent registered public accounting firm	☐	☐	☐

Note: Please sign exactly as name(s) appear(s) on this proxy. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When executed by a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner, giving title.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

In their discretion, the proxies are authorized to vote upon all other matters which may properly come before the annual meeting or any adjournments of the annual meeting.

Please vote this proxy card promptly, using one of the methods described above. Thank you.

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